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Exhibit 6(c)

UNANIMOUS WRITTEN CONSENT
IN LIEU OF A SPECIAL MEETING
OF THE BOARD OF DIRECTORS OF
PROTECTIVE LIFE INSURANCE COMPANY

        The undersigned, constituting all the members of the Board of Directors of Protective Life Insurance Company, a Tennessee corporation (herein called the "Company"), do hereby authorize and approve the corporate action set forth below as if unanimously adopted by resolution at a special meeting of the Board of Directors of the Company, duly called and held on the date set forth below:

  WHEREAS, The Board deems it in the best interest of Protective Life Insurance Company (herein the "Company") to merge its wholly-owned subsidiary, First Variable Life Insurance Company ("First Variable") with and into the Company.

  RESOLVED, That the transaction in principle between the Company and First Variable under which First Variable will merge with and into the Company with the Company as the surviving corporation is hereby adopted and approved; and

  RESOLVED FURTHER, That the Agreement and Plan of Merger (herein the "Plan") in the form attached hereto as Exhibit A, between the Company and First Variable, whereby First Variable will merge with and into the Company effective January 1, 2004, such that the Company will be the surviving corporation possessing all of the rights and obligations of First Variable and First Variable will cease to exist, is hereby adopted and approved; and

  RESOLVED FURTHER, That the appropriate officers of the Company be, and each of them is, authorized and empowered to take all such further action and to execute and deliver all such further instruments and documents, in the name and on behalf of the Company and under its corporate seal or otherwise, as in their judgment may be necessary or advisable in order to carry out the intent and purposes of the above resolutions; and

  RESOLVED FURTHER, That any and all actions and things heretofore taken or done by any officer or agent of the Company in the name of the Company, in furtherance of the transaction authorized and approved pursuant to these resolutions, is hereby ratified, affirmed and approved.

  RESOLVED FURTHER, That the Plan be submitted to a vote of the sole shareholder of the Company.

        IN WITNESS WHEREOF, this Unanimous Written Consent, in accordance with the Bylaws of the Company, is executed by the undersigned members of the Board of Directors of the Company the 17th day of February, 2003, and is to be placed with the minutes of proceedings of the Company and the above resolutions are to be as fully effective as if enacted at a special meeting of the Board of Directors duly called and held.

Richard J. Bielen	Deborah J. Long
R. Stephen Briggs	Jim E. Massengale
J. William Hamer, Jr.	Allen Walker Ritchie
John D. Johns	Wayne E. Stuenkel
T. Davis Keyes	Carolyn King

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UNANIMOUS WRITTEN CONSENT IN LIEU OF A SPECIAL MEETING OF THE BOARD OF DIRECTORS OF PROTECTIVE LIFE INSURANCE COMPANY